Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 94 to the Registration Statement No. 811-02546 on Form N-1A of our report dated October 24, 2006 relating to the financial statements and financial highlights of Fidelity Commonwealth Trust, including Fidelity Intermediate Bond Fund, appearing in the Annual Report on Form N-CSR of Fidelity Commonwealth Trust for the period ended August 31, 2006.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
October 25, 2006